Exhibit 5

                          OPINION OF THOMAS L. OWSLEY

                                 April 27, 1995


Crown Central Petroleum Corporation
One North Charles Street
Baltimore, Maryland 21201


Gentlemen:

   As Vice President - Legal for Crown Central Petroleum Corporation (the "Company"), I have participated in the preparation of the Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission with respect to the offering of up to 500,000 shares of Class B Common Stock, par value $5, of the Company (the "Common Stock") for use in connection with the 1995 Management Stock Option Plan (the "Plan").

   I have reviewed such documents and records as I have considered appropriate and, on the basis of such review, I am of the opinion that the 500,000 shares of Common Stock to be offered pursuant to the Plan have been validly authorized and when issued or sold upon the terms set forth in the Plan, will be validly issued, fully-paid and non-assessable.

     I consent to the filing of this opinion as Exhibit 5 to the Registration Statement.


                  Very truly yours,


                  /s/ Thomas L. Owsley, Esq.
                  Thomas L. Owsley, Esq.
                  Vice President - Legal
                  Crown Central Petroleum Corporation